Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in Amendment No. 3 to the Registration Statement on Form S-11 (File No. 333-193480) of Strategic Storage Growth Trust, Inc. of our report dated January 22, 2014 with respect to the consolidated balance sheet of Strategic Storage Growth Trust, Inc. and Subsidiaries as of December 31, 2013 and our report dated December 12, 2014 with respect to the statement of revenue and certain operating expenses of the Fort Pierce Property for the year ended December 31, 2013, and our report dated December 12, 2014 with respect to the statement of revenue and certain operating expenses of the Russell Road Property for the year ended December 31, 2013, and our report dated December 12, 2014 with respect to the statement of revenue and certain operating expenses of the Jones Boulevard Property for the year ended December 31, 2013. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Los Angeles, California

January 15, 2015